Exhibit 23

FOOT LOCKER, INC.

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
Foot Locker, Inc.

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-211311, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829 and 333-111222 on Form S-8 and Numbers 33-43334, 33-86300 and 333-64930 on Form S-3 of Foot Locker, Inc. and subsidiaries of our report dated March 2, 2004 relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2004, which report appears in the January 31, 2004 on Form 10-K of Foot Locker, Inc. and subsidiaries. Our report refers to a change in the method of accounting for goodwill and certain other intangible assets in 2002.

New York, New York
April 5, 2004